United States
          SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 200549



                      Form 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                 Commission File Number   000-06421


                   Synergistics, Inc.

    (Exact name of registrant as specified in its charter)


       9 Tech Circle, Natick, MA 01760    (508) 655-1340

(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock

  (Title of each class of securities covered by this form)


                        None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    X              Rule 12h-3(b)(1)(i)  _
Rule 12g-4(a)(1)(ii)   _              Rule 12h-3(b)(1)(ii) _
Rule 12g-4(a)(2)(i)    _              Rule 12h-3(b)(2)(i)  _
Rule 12g-4(a)(2)(ii)   _              Rule 12h-3(b)(2)(ii) _
                                      Rule 15d-6           _


Approximate number of holders of record as of the certification
or notice date:    2

Pursuant to the requirements of the Securities Exchange Act of 1934, Synergiistics, Inc. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.


Date  October 2, 2002           /s/ DAVID S. LONGWORTH
                                    David S. Longworth
                                    President